CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS 2014 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS
WARRENVILLE, Ill., March 16, 2015 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the fourth quarter ("Q4") and full year ended December 31, 2014.
Included in the results for Q4 and full year 2014 is a $23.4 million non-cash goodwill impairment charge recorded in the Air Pollution Control (APC) technology segment, with the majority of the charge related to the January 2009 acquisition of Advanced Combustion Technology, Inc. This non-cash charge reflects the application of required accounting principles given the past performance and outlook of the APC segment. Sales momentum in this segment slowed in the domestic APC market primarily due to deferred client purchases stemming from protracted U.S. regulatory delays. This non-cash charge does not impact Fuel Tech’s liquidity, cash flows, or compliance with debt covenants. Further, this charge did not impact the Company's tangible net worth or working capital. The effect of this is to reduce the carrying value of goodwill from $26.1 million on September 30, 2014 to $2.1 million on December 31, 2014.
Fuel Tech reported a Q4 2014 net loss of $17.1 million, or $0.75 per diluted share, and a net loss of $17.7 million, or $0.78 per diluted share, for the 2014 full year. On a non-GAAP basis, exclusive of the $23.4 million non-cash impairment charge and resulting $7.3 million tax benefit, the net loss for Q4 2014 would have been $1.0 million, or $0.04 per diluted share, and the net loss for the 2014 full year would have been $1.6 million, or $0.07 per diluted share. Adjusted EBITDA for 2014 totaled $4.4 million.
Douglas G. Bailey, Chairman, President and Chief Executive Officer of Fuel Tech, commented, “This non-cash charge was taken to eliminate the intangible carrying value of our APC asset portfolio as we believe that persistent regulatory uncertainty may continue to constrain the near-term domestic U.S. market. However, we anticipate that our geographic diversification in the APC business segment will provide an increasing contribution to overall profitability in 2015. Notwithstanding this charge, the Advanced Combustion Technology, Inc. assets acquisition was a meaningful contributor to Fuel Tech’s growth over the past six years. Moreover, we continue to believe that significant strategic value resides within our entire APC technologies portfolio as a proven and cost-effective means to control hazardous emissions in evolving global markets."
Fourth Quarter 2014 Results Overview
Consolidated revenues for Q4 2014 were $18.7 million as compared to $24.2 million in 2013, reflecting slower APC segment activity. Net loss in Q4 2014 was $17.1 million, or $0.75 per diluted share, compared to net income of $406,000 or $0.02 per diluted share in 2013. On a non-GAAP basis exclusive of the $23.4 million non-cash impairment charge and resulting $7.3 million tax benefit, the non-GAAP adjusted net loss in Q4 2014 would have been $1.0 million or $0.04 per diluted share.
APC segment revenues in Q4 2014 were $8.9 million as compared to $15.9 million in 2013. Segment gross margins decreased to $3.6 million in Q4 2014 from $6.2 million in 2013, due to reduced revenue. Our gross margins for the current and prior year quarters were 41% and 39%, respectively. The gross margin percentage increase in our current quarter is due to incremental high margin work recognized as a result of project scope changes.
Capital projects backlog for the APC segment totaled $18.0 million at December 31, 2014 compared to $22.4 million at December 31, 2013. This decline was due to the work progress on our large project in Chile and slower bookings in the second half of 2014.
The FUEL CHEM® segment generated revenues of $9.8 million in Q4 2014, an increase of $1.6 million or 19%, from $8.3 million in 2013. The gross margins in Q4 2014 and 2013 were 53% and 51%, respectively. FUEL CHEM has maintained its customer base and overall profit margin, and we continue to pursue growth opportunities both domestically and internationally. These opportunities are expected to positively impact FUEL CHEM's operations throughout the 2015 fiscal year.
Selling, general and administrative (SG&A) expenses in Q4 2014 were $9.7 million as compared to $9.3 million in 2013. The net-dollar increase in SG&A expenses is primarily attributable to an increase in employee-related costs, administrative costs related to our foreign operations, and bad debt expense, offset by lower professional fees.
Fuel Tech's research and development (R&D) expenses in Q4 2014 were $611,000, reflecting a continuing focus on commercial applications for our technologies outside of their traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities.

Full Year Results Overview
Consolidated revenues in 2014 totaled $79.0 million, a decline of $30.3 million or 28% from $109.3 million in 2013. Net loss in 2014 totaled $17.7 million, or $0.78 per diluted share, compared to net income in 2013 of $5.1 million, or $0.23 per diluted share. On a non-GAAP basis exclusive of the $23.4 million non-cash impairment charge and resulting $7.3 million tax benefit, the non-GAAP adjusted net loss in 2014 would have been $1.6 million or $0.07 per diluted share.
Adjusted EBITDA in 2014 was $4.4 million, compared to Adjusted EBITDA of $12.7 million in 2013.
APC segment revenues were $42.0 million in 2014, a decrease of $30.6 million or 42% from $72.6 million in 2013. Lower segment sales were impacted by the nearing completion of our Chile project which led to a year-over-year decline of $11.9 million and slower than expected bookings in 2014. Segment gross margins in 2014 and 2013 were 37% and 38%, respectively.
Revenues for the FUEL CHEM segment in 2014 totaled $37.0 million, up slightly from $36.8 million in 2013. Segment gross margins in 2014 were 53%, which is consistent with 2013.
SG&A expenses totaled $35.4 million in 2014, compared to $36.4 million in 2013. SG&A as a percentage of revenues increased from 33% in 2013 to 45% in 2014 due to the reduction of our APC segment revenue and reduced absorption of engineering expense into cost of revenues. We will continue to monitor our SG&A costs in terms of actual dollars and as a percentage of revenue and will adjust our spending as needed to support our operations.
R&D for 2014 totaled $1.5 million compared to $2.4 million in 2013.
Mr. Bailey concluded, "Since our founding nearly 30 years ago, Fuel Tech's portfolio of fully integrated solutions has produced a meaningful and sustained impact for our clients and the environment. We pioneered Nitrogen Oxide (NOx) emissions reduction, and have installed nearly 25% of all NOx reduction systems in the U.S. We have amassed over 119 patents and patents pending, introduced more than 50 new products, and installed our solutions in over 1000 utility and industrial boilers in 26 countries.
"Despite recent challenging end markets, we continue to believe in the value of our APC investments, and our ability to assist industrial and utility companies meet increasingly stringent environmental protocols. We are currently pursuing multiple domestic and international APC awards, a number of which would have a meaningful impact to our future operating results. At the same time, we are making a concerted effort to advance into adjacent markets by broadening our proven product portfolio, engineering expertise, and R&D investments. Our FUEL CHEM business remains a steady and consistent contributor, and we expect that this business will grow modestly during 2015.
"Our financial position remains strong. At December 31, 2014, we reported cash and cash equivalents of $18.7 million, or $0.82 per diluted share, working capital of $39.7 million, and minimal long-term debt."
Conference Call
Management will host a conference call on Tuesday, March 17, 2015 at 9:00 AM ET to discuss the results.

•	(877) 546-5018 (Domestic)

•	(857) 244-7550 (International)

•	Passcode: FUEL TECH
A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “12495101.”  The replay will be available through April 11, 2015.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 1000 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially.

Fuel Tech, Inc.
Consolidated Balance Sheets
(in thousands of dollars, except share and per-share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$18,637	$27,738
Marketable securities	36	30
Accounts receivable, net	31,910	36,974
Inventories	1,111	443
Prepaid expenses and other current assets	4,094	2,196
Income taxes receivable	597	1,407
Deferred income taxes	1,953	477
Total current assets	58,338	69,265
Property and equipment, net	13,527	13,027
Goodwill	2,116	21,051
Other intangible assets, net	10,464	4,305
Deferred income taxes	5,649	—
Other assets	1,377	2,410
Total assets	$91,471	$110,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,625	$1,636
Accounts payable	7,310	9,920
Accrued liabilities:
Employee compensation	2,007	4,460
Other accrued liabilities	7,708	4,630
Total current liabilities	18,650	20,646
Deferred income taxes	—	59
Other liabilities	520	730
Total liabilities	19,170	21,435

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,027,701 and 22,701,613 shares issued, and 22,860,398 and 22,592,956 outstanding in 2014 and 2013, respectively	230	227
Additional paid-in capital	134,985	132,796
Accumulated deficit	(61,752)	(44,027)
Accumulated other comprehensive (loss) income	(448)	37
Nil coupon perpetual loan notes	76	76
Treasury stock, 167,306 and 108,657 shares in 2014 and 2013, respectively, at cost	(790)	(486)
Total stockholders’ equity	72,301	88,623
Total liabilities and stockholders’ equity	$91,471	$110,058

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	$18,684	$24,207	$79,017	$109,338
Costs and expenses:
Cost of sales	9,820	13,787	43,889	62,521
Selling, general and administrative	9,654	9,306	35,432	36,375
Research and development	606	618	1,459	2,442
Goodwill impairment	23,400	—	23,400	—
	43,480	23,711	104,180	101,338
Operating (loss) income	(24,796)	496	(25,163)	8,000
Interest expense	(29)	(27)	(125)	(56)
Interest income	6	15	29	58
Other expense	(190)	154	(544)	(137)
(Loss) Income before taxes	(25,009)	638	(25,803)	7,865
Income tax benefit (expense)	7,898	(232)	8,078	(2,764)
Net (loss) income	$(17,111)	$406	$(17,725)	$5,101
Net (loss) income per common share:
Basic	$(0.75)	$0.02	$(0.78)	$0.23
Diluted	$(0.75)	$0.02	$(0.78)	$0.23
Weighted-average number of common shares outstanding:
Basic	22,837,000	22,456,000	22,782,000	22,286,000
Diluted	22,837,000	22,932,000	22,782,000	22,579,000

Fuel Tech, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands of dollars)

	For the years ended December 31,
	2014	2013	2012
Net (loss) income	$(17,725)	$5,101	$2,776
Other comprehensive (loss) income:
Foreign currency translation adjustments	(489)	438	(765)
Unrealized gains/(losses) from marketable securities, net of tax	4	(9)	(8)
Total other comprehensive (loss) income	(485)	429	(773)
Comprehensive (loss) income	$(18,210)	$5,530	$2,003
See notes to consolidated financial statements.

Fuel Tech, Inc.
Consolidated Statements of Cash Flows
(in thousands of dollars)

	For the years ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net (loss) income	$(17,725)	$5,101	$2,776
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	1,922	2,175	2,191
Amortization	2,384	839	898
Gain on equipment disposals/impaired assets	—	—	(72)
Unrealized holding loss on marketable securities	—	—	13
Allowance for doubtful accounts	762	707	26
Deferred income taxes	(9,524)	1,252	(458)
Stock compensation expense	2,322	1,798	1,306
Goodwill impairment	23,400	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,117	(6,970)	4,249
Inventories	(616)	77	(202)
Prepaid expenses, other current assets and other noncurrent assets	(913)	2,118	(1,808)
Accounts payable	(3,600)	(2,968)	2,327
Accrued liabilities and other noncurrent liabilities	906	(1,287)	(2,579)
Net cash provided by operating activities	5,435	2,842	8,667

INVESTING ACTIVITIES
Purchases of property, equipment and patents	(2,808)	(1,754)	(2,534)
Purchases of other intangible assets	(3,010)	—	—
Payment for acquisitions, net of cash acquired	(8,079)	—	—
Net cash used in investing activities	(13,897)	(1,754)	(2,534)

FINANCING ACTIVITIES
Net proceeds (payments) of short-term debt	—	1,614	(1,187)
Proceeds from exercises of stock options	297	811	—
Excess tax benefit from exercises of stock options	7	67	—
Repurchases of common stock	—	—	(7,889)
Treasury shares withheld	(304)	(447)	(39)
Net cash provided by (used in) financing activities	—	2,045	(9,115)
Effect of exchange rate fluctuations on cash	(639)	152	(794)
Net (decrease) increase in cash and cash equivalents	(9,101)	3,285	(3,776)
Cash and cash equivalents at beginning of year	27,738	24,453	28,229
Cash and cash equivalents at end of year	$18,637	$27,738	$24,453

Supplemental Cash Flow Information:
Cash paid for:
Interest	$125	$56	$93
Income taxes paid	$—	$2,901	$2,043
See notes to consolidated financial statements.

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

For the three Months Ended December 31, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$8,853	$9,831	$—	$18,684
Cost of sales	(5,247)	(4,573)	—	(9,820)
Gross margin	3,606	5,258	—	8,864
Selling, general and administrative	—	—	(9,649)	(9,649)
Research and development	—	—	(611)	(611)
Goodwill impairment	(23,400)	—	—	(23,400)
Operating income	$(19,794)	$5,258	$(10,260)	$(24,796)

For the three Months Ended December 31, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,946	$8,261	$—	$24,207
Cost of sales	(9,754)	(4,033)	—	(13,787)
Gross margin	6,192	4,228	—	10,420
Selling, general and administrative	—	—	(9,306)	(9,306)
Research and development	—	—	(618)	(618)
Operating income	$6,192	$4,228	$(9,924)	$496

For the twelve months ended December 31, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$42,031	$36,986	$—	$79,017
Cost of sales	(26,586)	(17,303)	—	(43,889)
Gross margin	15,445	19,683	—	35,128
Selling, general and administrative	—	—	(35,432)	(35,432)
Research and development	—	—	(1,459)	(1,459)
Goodwill impairment	(23,400)	—	—	(23,400)
Operating income	$(7,955)	$19,683	$(36,891)	$(25,163)

For the twelve months ended December 31, 2013	Air Pollution Control Segment	FUEL CHEM Segment		Other	Total
Revenues from external customers	$72,552	$36,786		$—	$109,338
Cost of sales	(45,138)	(17,383)		—	(62,521)
Gross margin	27,414	19,403		—	46,817
Selling, general and administrative	—	—		(36,375)	(36,375)
Research and development	—	—		(2,442)	(2,442)
Operating income	$27,414	$19,403	—	$(38,817)	$8,000

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

For the years ended December 31,	2014	2013	2012
Revenues:
United States	$50,901	$63,275	$70,425
Foreign	28,116	46,063	27,219
	$79,017	$109,338	$97,644

As of December 31,	2014	2013
Assets:
United States	$64,324	$83,464
Foreign	27,147	26,594
	$91,471	$110,058

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net (loss) income	$(17,111)	$406	$(17,725)	$5,101
Interest expense	29	27	125	56
Income tax (benefit) expense	(7,898)	232	(8,078)	2,764
Depreciation expense	550	513	1,922	2,175
Amortization expense	1,350	202	2,384	839
EBITDA	(23,080)	1,380	(21,372)	10,935
Goodwill impairment	23,400	—	23,400	—
Stock compensation expense	628	591	2,322	1,798
ADJUSTED EBITDA	$948	$1,971	$4,350	$12,733

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense, non-cash impairment charges, and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.